Exhibit 5.1

5 January 2022

The Board of Directors Cenntro Electric Group Limited 501 Okerson Road Freehold, New Jersey 07728 United States of America

Dear Directors

Australian legal opinion in relation to the Cenntro Electric Group Limited ACN 619 054 938 – Registration Statement on Form S-8

1.	Our role

We have been requested to provide an Australian legal opinion to Cenntro Electric Group Limited ACN 619 054 938 (formerly known as Naked Brand Group Limited) (Company) in connection with the Company’s registration statement on Form S-8 (Registration Statement) to be filed by the Company with the United States Securities and Exchange Commission (SEC) under the United States Securities Act of 1933, as amended (Securities Act), which registers the offer, issuance and sale by the Company, from time to time, of fully paid ordinary shares in the capital of the Company (Ordinary Shares), issuable pursuant to the:

1.1	the Cenntro Electric Group Limited Amended and Restated 2016 Incentive Stock Option Plan (2016 Plan);

1.2	Cenntro Electric Group Limited 2022 Stock Incentive Plan (2022 Plan);

1.3	Cenntro Electric Group Limited Employee Stock Purchase Plan (2022 ESPP Plan),

in each case, as of the date of this Registration Statement. The 2016 Plan, the 2022 Plan and the 2022 ESPP Plan are together referred to as the Plans.

2.	Documents examined

We have examined and relied on copies, drafts or conformed copies of the following documents:

2.1	a draft of the Registration Statement (excluding exhibits);

2.2	a copy of each Plan;

2.3
a current company extract obtained as at 6.55 a.m. (Australian Eastern Daylight Time) on 5 January 2022, from the records of the Company which are available to the public on a database maintained by the Australian Securities and Investments Commission (ASIC);

2.4
a copy of the Certificate of Registration for the Company, dated 11 May 2017, which certifies that the Company is a registered company under the Corporations Act 2001 (Cth) (Corporations Act) and is taken to be registered in the State of New South Wales in Australia;

2.5	the Certificate of Registration on Change of Name, dated 13 June 2018, which certifies that the Company changed its name to Naked Brand Group Limited on the date of such certificate;

Level 40 Governor Macquarie Tower 1 Farrer Place Sydney GPO Box 521 Sydney NSW 2001 Australia DX 117 Sydney T +61 2 9921 8888 F +61 2 9921 8123 minterellison.com

2.6	the Certificate of Registration on Change of Name, dated 31 December 2021, which certifies that the Company changed its name to Cenntro Electric Group Limited on the date of such certificate;

2.7	the Constitution of the Company (Constitution);

2.8	the minutes of the extraordinary general meeting of the members of the Company held on 21 December 2021 recording the resolutions passed at that meeting (Shareholders Resolutions);

2.9
the circular resolution of the board of directors of the Company (Board), dated 5 November 2021, pursuant to which the Board approved the Combination (as defined in the Registration Statement) and associated transactions (Circular Board Resolution); and

2.10
a copy of the resolutions of the Board, dated 30 December 2022, pursuant to which the Board approved the issue of options over the Ordinary Shares under the 2022 Plan and the 2022 ESPP Plan (2022 Plan Resolutions).

3.	Opinion

On the basis of the assumptions, qualifications and terms set out in this opinion, we are of the opinion that the Ordinary Shares covered by the Registration Statement when allotted, issued, and delivered in accordance with the provisions of the relevant Plans will be duly authorized, validly issued fully paid and non-assessable (for the purpose of this opinion, the term “non-assessable”, when used to describe the liability of a person as the registered holder of shares has no clear meaning under the laws of the Commonwealth of Australia, so we have assumed those words to mean that holders of such Ordinary Shares, having fully paid all amounts due on such Ordinary Shares, are under no personal liability to contribute to the assets and liabilities of the Company in their capacities purely as holders of such Ordinary Shares).

4.	Assumptions

We have assumed without investigation:

4.1	the authenticity of all signatures, seals, duty stamps and markings;

4.2	the completeness, and conformity to originals, of all non-original or incomplete documents submitted to us;

4.3	at the time of the issuance of the Ordinary Shares, the effectiveness of the Registration Statement (including any post-effective amendments (shall not have been terminated or rescinded);

4.4	upon issue, each holder of the Ordinary Shares will have fully paid the amount payable to the Company for their Ordinary Shares;

4.5	the Combination was completed in accordance with the terms of the Acquisition Agreement (as defined in the Registration Statement);

4.6	the Constitution was validly adopted by the Company;

4.7
that any document, including the Shareholder Resolutions, the Circular Board Resolution and the 2022 Plan Resolutions, recording the authorisation of the transactions contemplated by the Registration Statement or by or in connection with the Combination, including any issue of Ordinary Shares, examined by us is a true, complete and accurate record of an authorisation which is valid in all respects, and no relevant corporate records have been withheld from us (whether deliberately or inadvertently);

4.8	execution, delivery or performance of the Acquisition Agreement is legal, valid, binding and enforceable under all laws of the jurisdiction of the law by which it is governed;

4.9
that all authorisations, approvals or licences required under any law (including any Relevant Law (as defined below)) for any party (other than the Company) to enter into or to perform any of its obligations under a transaction contemplated by the Registration Statement have been obtained, remain valid and subsisting and have been complied with;

4.10	that no law or official directive of any jurisdiction, other than a Relevant Jurisdiction (as defined below), affects any of the opinions expressed;

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4.11
that the implementation of the transactions or matters contemplated by the Registration Statement do not involve an illegal or improper purpose under any law, including any Relevant Law (as defined below);

4.12	upon issue, the Ordinary Shares issued under the Plans will be, duly registered, and will continue to be registered, in the Company’s register of members;

4.13
the details revealed by our search of public registers maintained by governmental or other regulatory authorities are true and correct and up to date at the date of our search and have been properly and accurately recorded in those registers by those authorities. We note that ASIC expressly disclaims any liability arising from the use of its service;

4.14	the Company is (and will be) able to pay its debts as and when they fall due and is otherwise solvent at the time the Ordinary Shares are (or will be) issued or sold;

4.15	that each party to each document has the requisite power and authority (corporate or otherwise) to execute and deliver and perform its obligations thereunder;

4.16
all matters of internal authorisation required by the constitutions of each of the parties (if applicable) to the relevant documents (other than the Company) have been duly attended to (including, without limitation, the holding of properly constituted meetings of the boards of directors of each of those parties and the valid and lawful passing at those meetings of appropriate resolutions);

4.17
that any documents which purport to be governed by the law of any jurisdiction other than the laws of the Commonwealth of Australia are legal, valid and binding obligations on all of the parties thereto and that none of the execution, delivery or performance of any document by any party thereto violates or contravenes or is rendered invalid, not binding or unenforceable under any applicable law under any jurisdiction other than the laws of the Commonwealth of Australia;

4.18
no party has contravened or will contravene any provision of the Corporations Act by giving effect to a transaction contemplated by the Registration Statement or Acquisition Agreement (Documents) or undertaking or being involved in a transaction related to or in connection with the Documents;

4.19
the Company will not engage in fraudulent or unconscionable conduct or conduct which is misleading or deceptive (including by omission) or which is likely to mislead or deceive in relation to the issuance or the sale of any of the Ordinary Shares;

4.20
there is no (and there will not in the future be) bad faith, fraud, undue influence, coercion or duress or similar conduct on the part of the Company in relation to the issuance, offer or sale of any of the Ordinary Shares;

4.21	that the Registration Statement has not been amended in any material respect from the draft provided to us and that it was duly filed with the SEC;

4.22
insofar as any obligation under any document examined is to be performed in any jurisdiction other than a Relevant Jurisdiction (as defined below), its performance will not be illegal or unenforceable under the law of that jurisdiction; and

4.23	that the formalities for execution required by the law of the place of execution of each document examined have or will be complied with.

5.	Qualifications

This opinion is subject to the following qualifications:

5.1	we have relied on the assumptions contained in section 129 of the Corporations Act with respect to the Company;

5.2
we express no opinion in respect of the Documents (and for the avoidance of doubt, including any documents incorporated by reference in the Documents) and we have not been, nor are we, responsible for verifying the accuracy of the facts, or the reasonableness of any statements of opinion, contained in or implied by the Documents, or ensuring that no material facts have been omitted from any of them. Furthermore, we express no opinion as to whether the Documents contain all the information required in order for the issuance, offer and sale of Ordinary Shares not to constitute misleading or deceptive conduct within the meaning of the Corporations Act or any analogous prohibited conduct under any other law;

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5.3	we express no view on any matter requiring skill or expertise of a non-legal nature, such as financial, statistical, accounting, commercial or actuarial matters;

5.4	this opinion is given only in respect to the laws of the Commonwealth of Australia in force as at 9:00am (Australian Eastern Daylight Time) on the date of this opinion (Relevant Jurisdiction); and

5.5	we express no opinion as to:

(a)	the laws of any jurisdictions other than the laws of the Relevant Jurisdiction (Relevant Law);

(b)	the implications of any pending or foreshadowed legislative amendment or proposal in the Relevant Jurisdiction;

(c)	factual or commercial matters; or

(d)
taxation, including the effect of any Relevant Laws relating to taxation (including, without limitation, the imposition or payment of any stamp duty in connection with the transactions contemplated in the Registration Statement).

6.	Benefit and reliance

6.1	This opinion is issued to the Company only for the Company’s sole benefit and may not, without our prior written consent, be:

(a)
used or relied on by another person or used or relied upon for any other purpose. We expressly exclude any duty to any person other than the addressee in relation to this opinion, unless otherwise agreed by us in writing;

(b)	transmitted or disclosed to another person, except:

(i)	to persons who in the ordinary course of the Company’s business have access to the Company’s papers and records on the basis that they will make no further disclosure;

(ii)	if required by law or in accordance with an official directive; or

(iii)	in connection with any litigation in relation to the documents mentioned in this document; or

(iv)	filed with a government or other agency or quoted or referred to in a public document.

6.2
This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion may not be relied upon by any person or entity other than you, quoted in whole or in part or otherwise referred to in any report or document or relied upon for any purpose other than in connection with the issuance, offer and sale of Ordinary Shares under the Documents from time to time without our prior written approval.

6.3	No assumption or qualification in this opinion limits any other assumption or qualification in it.

6.4
We have not provided, and are not required to provide, advice on the legal effect of any of the assumptions or qualifications in this opinion. Persons entitled to rely on this opinion should obtain their own legal advice on the effect, completeness and extent of application of those assumptions and qualifications.

This opinion is governed by the laws of New South Wales, Australia. We are under, and assume, no obligation to inform you of, or advise you on, any future changes to these or any other laws.

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We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel, and to all references made to us in the Registration Statement and in the Prospectuses forming a part thereof. In giving this consent, we do not hereby admit that we are “experts” within the meaning of the Securities Act or the rules and regulations of the SEC promulgated thereunder with respect to any part of the Registration Statement.

Yours faithfully
MinterEllison

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